November 2, 2007

Mr. Eric Boehnke, President

Southern Star Energy, Inc.

307-1178 Hamilton Street

Vancouver, BC, Canada V6B 2S2

Dear Eric:

We appreciate your interest in vcfo® and the opportunity to present you with our recommendations for support.

The attached proposal is intended to address the specific areas of assistance that were discussed. You can modify it as appropriate as we may have proposed support in an area that you have already addressed or where you have alternative plans.

Ongoing Areas of Areas of Assistance:

•	Work with Dallas Data to prepare financial statements and other financial and operational metric information for internal management;

•	Work with attorneys and external auditors to ensure compliance with all SEC reporting requirements;

•	Work with company management and investment banks on fundraising efforts and related SEC filings;

•	Provide strategic support for acquisition strategy;

•	Assist company achieve its goal of listing on the AMEX in 2008;

•	Provide support for other projects and strategic initiatives as they are identified by management.

Fee Structure and Payment Terms:

Our hourly fees range from $55 to $250 per hour.

•	vcfo recommends assigning a CFO, billing at $175 per hour.

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vcfo requests a prepayment in the amount of $5,000. We will apply invoices against this prepayment, track, and communicate the additional periodic funding required to maintain a prepaid balance. We retain the right to increase the prepayment amount to equate to the expected recurring monthly billings should they consistently exceed the current prepayment target. Any overage held under the prepayment arrangement upon satisfaction of the final invoice will be returned to you in full.

•	vcfo will invoice you on a weekly basis and because we are a labor resource, payment is due on receipt (which we define as first reasonable opportunity).

•	We understand the company is still evaluating a final site for its corporate headquarters. We will staff this engagement out of our Dallas office. We bill 100% of travel time and expenses for our employees and consultants for domestic travel. Due to the unique nature of international travel, we will cap billable time for any international trips at 10 hours per day plus expenses. Travel time for purposes of this agreement will be defined as the time spent commuting to the airport, time incurred in flight, planned or unplanned layover or carrier delay, and time incurred commuting from the airport at the final destination. We only incur travel expense with advance approval.

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Incidental expenses such as tolls, parking, copy services or other incidental expenses related to providing services to the Client and incurred on behalf of the Client will be invoiced and payable by the Client upon receipt. Incidental expenses greater than $200 and all travel related expenses will be submitted for the Client’s prior approval.

Other Engagement Specifics: You hereby acknowledge and agree that:

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vcfo does not provide independent audit and tax services nor does it prepare tax returns on behalf of Client; rather vcfo assist its clients in managing the financial aspects of their businesses. vcfo is not licensed as a Certified Public Accounting firm in any jurisdiction.

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vcfo delivers its service under the direction of Client’s management. While this agreement may reference the suggested areas of assistance, this is a representative list and may not represent areas where you may ultimately need and request support.

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vcfo nor any of its employees or contractors are permitted to be an authorized signatory for Client for any purpose, other than those instances where signature is required for regulatory compliance. Situations where vcfo employees or contractors are not permitted to be an authorized signatory include without limitation customer contracts, vendor agreement, and disbursement of funds.

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vcfo retains the right to occasionally use Client names in connection with the vcfo website, collateral materials as well as press releases. vcfo will not use Client name without obtaining prior written consent from Client.

Service Tools:

Client acknowledges that vcfo has developed certain proprietary models and templates that it may use to deliver certain services contemplated by this agreement (the “Products”). By executing this agreement, Client acknowledges that it has read and understands vcfo’s License Agreement for the use of such Products (as further defined in the License Agreement) and hereby agrees to be bound by the terms of the License Agreement set forth on the vcfo website at www.vcfo.com and enclosed herewith for your convenience.

Directors & Officers Insurance:

As a standard practice for engagements with publicly traded companies where vcfo employees are required to certify, assume primary responsibility for or perform substantive work associated with financial and other information included in a public filing of any kind we require the client to include the vcfo employee(s) as a named insured on the existing Directors & Officers Insurance policy.

Designation of vcfo Employee as Chief Financial Officer:

Client may name a vcfo resource as acting Chief Financial Officer assuming all required informational filings are submitted to the Securities and Exchange Commission and any other regulatory agencies in an appropriate and timely manner. vcfo requests the right to review any required filings (including any 8K filings) prior to them being submitted to any regulatory agencies.

To Engage with vcfo:

Please execute this engagement letter and the mutual Non-Disclosure Agreement attached hereto (the “NDA”), and return them with your retainer prior to the start of the engagement. Notwithstanding the foregoing, commencement of the engagement constitutes your deemed acceptance of the terms and conditions of this Engagement Letter, the NDA and the terms of the License Agreement.

To Schedule your Start:

Please contact the vcfo office and we will facilitate a first meeting with your vcfo team.

Hire Agreement:

The vcfo team is very important to our ability to deliver services to our clients. We therefore strongly discourage clients from hiring vcfo staff. While we request that you do not extend an offer of employment to anyone on the vcfo team we recognize there may in fact be a desire to do so. Accordingly, we have instituted the following structure for such situations:

In the event you wish to make an offer of employment to a member of the vcfo team either during the term of this engagement or six months thereafter, you agree to: i) notify vcfo in writing in advance of such offer; ii) allow vcfo staff transition time of not less than four weeks; iii) pay vcfo, concurrent with the candidate’s acceptance of your offer of employment (the “Placed Candidate”), a “Placement Fee” in an amount equal to $60,000; and iv) provide vcfo a general release of all claims up to and including the date of the hiring of the Placed Candidate.

The failure to pay vcfo a Placement Fee for a Placed Candidate and provide vcfo a general release as set forth above shall constitute a breach of this agreement and vcfo shall be entitled to an injunction to stop the hiring or discontinue the employment of such Placed Candidate as well as pursue any other remedies it may have in accordance with applicable law.

Indemnification:

The undersigned client shall indemnify and hold harmless vcfo, its affiliates and its respective officers, directors, employees, agents and successors and assigns (“Indemnified Parties”) against (i) any and all demands, claims, and causes of action initiated by a third party in connection with any services or advice rendered to the undersigned client by the Indemnified Parties (“Third Party Claim”); and (ii) any and all damages, costs, expenses, penalties, losses and liabilities arising from or related to a Third Party Claim (whether under a theory of negligence, strict liability, contract or otherwise), incurred by Indemnified Parties including, without limitation, attorneys’ fees and costs and investigative costs (collectively, “Loss”), except that the undersigned client shall not indemnify Indemnified Parties for any Loss arising from Indemnified Parties gross negligence or intentional or willful misconduct.  INDEMNIFICATION SHALL APPLY EVEN IF THE LOSS IS DUE IN WHOLE OR IN PART TO THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES.  This indemnification provision shall survive the termination or expiration of the Engagement Letter.  The contract rights to indemnification conferred under this paragraph shall not be exclusive of any other right that any Indemnified Party may have or acquire.

The undersigned client agrees to compensate vcfo at its regular hourly rates and to pay for any costs or expenses incurred by vcfo, including, without limitation, the costs of responding to subpoenas or giving testimony, in the event vcfo is required, or agrees, to participate in any action, claim, suit or proceeding involving the undersigned client.

Limitation of Liability:

NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, OR ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT OR AN ADDENDUM. VCFO’S MAXIMUM LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT PAID TO VCFO BY CLIENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIMITATIONS SET FORTH IN THIS PARAGRAPH SHALL NOT APPLY TO (I) LIABILITIES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY; OR (II) CLIENT’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT.

Any litigation arising out of or related to this Engagement Letter or the services rendered in accordance herewith, except actions by vcfo to enforce payment for services, must be filed within two years from the date of the last billed activity pursuant to this Engagement Letter.

I hope that you find this proposal to be acceptable. If so, please sign below acknowledging acceptance of the terms, and return a copy to my attention. Please call me if you have any questions. We look forward to working with your team and supporting your efforts.

Sincerely,	Acknowledged and Accepted:
/s/ Corey Blahuta Corey Blahuta, Managing Director – Austin VirtualCFO, Inc. 4601 Spicewood Springs Road Building II, Suite 100 Austin, TX 78759 512/450-6565	By: /s/ Eric Boehnke Southern Star Energy, Inc. Title: President Date: November 5, 2007

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